Exhibit 99.1

RXO Reports Third-Quarter Results with Coyote Integration Ahead of Schedule and Complementary Services Momentum
•Coyote acquisition completed September 16; integration well underway and progressing smoothly. Raising annualized cost synergy estimate to at least $40 million.
•Strengthened balance sheet while financing Coyote acquisition; combined company leverage ratio decreased by more than 40%
•Companywide gross margin of 17.3%; Brokerage gross margin of 13.7%
•Managed Transportation was awarded more than $300 million in new freight under management
•Last Mile stop growth continued to accelerate and grew 11% year-over-year

CHARLOTTE, N.C. — November 7, 2024 — RXO (NYSE: RXO) today announced its financial results for the third quarter of 2024.
Drew Wilkerson, chief executive officer of RXO, said, “In the third quarter, our focus on execution enabled us to achieve a solid 13.7% gross margin in our Brokerage business, despite the prolonged soft freight market. Momentum continued within our complementary services. In Managed Transportation, we secured more than $300 million in new business and continue to have a strong sales pipeline of more than $1.3 billion in freight under management. In Last Mile, we grew stops by 11% year-over-year, an acceleration from our second-quarter growth rate.”
Wilkerson continued, “We remain focused strategically investing in our business while controlling costs. Closing the Coyote acquisition in the third quarter makes RXO the third-largest freight broker in North America. Our larger scale enables us to provide customers with more capacity and carriers with more freight. The integration is progressing nicely and we now expect to achieve at least $40 million in cost synergies. The additional savings will be primarily driven by integrating technology platforms and reducing vendor spend. We will continue to provide our customers with superior service, comprehensive solutions, continuous innovation and deep relationships.”
Companywide Results
RXO’s revenue was $1.04 billion in the third quarter, compared to $976 million in the third quarter of 2023. Gross margin was 17.3%, compared to 17.7% in the third quarter of 2023.
The company reported a third-quarter 2024 GAAP net loss of $243 million, compared to a net loss of $1 million in the third quarter of 2023. The third-quarter 2024 GAAP net loss included $248 million in transaction, integration, restructuring and other costs. Adjusted net income in the quarter was $7 million, compared to $6 million in the third quarter of 2023.
Adjusted EBITDA was $33 million, compared to $26 million in the third quarter of 2023. Adjusted EBITDA margin was 3.2%, compared to 2.7% in the third quarter of 2023.
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Transaction, integration, restructuring and other costs, and amortization of intangibles, impacted GAAP earnings per share by $1.86, net of tax. For the third quarter, RXO reported a GAAP diluted loss per share of $1.81. Adjusted diluted earnings per share was $0.05.
These results include the impact of RXO’s acquisition of Coyote Logistics, which was completed on September 16, 2024.
Balance Sheet Update
The combined company’s leverage ratio for the last twelve months (LTM) decreased by more than 40%, from 3.0 times to 1.6 times LTM adjusted EBITDA, as a result of the equity financings associated with the acquisition of Coyote Logistics.
Brokerage
Volume in RXO’s legacy Brokerage business, which excludes the impact of Coyote Logistics, declined by 5% year-over-year in the third quarter. Less-than-truckload volume increased by 13% but was offset by a 9% decline in full truckload volume.
Legacy RXO full truckload contract volume has grown by more than 30% since the third quarter of 2021.
Consolidated brokerage gross margin was 13.7% in the third quarter. Legacy RXO brokerage gross margin was 13.8% in the third quarter.
Complementary Services
RXO’s complementary services gross margin was 21.5% for the quarter, up 150 basis points year-over-year.
Managed Transportation was awarded more than $300 million in new freight under management in the quarter. The business has more than $1.3 billion of new freight under management in its sales pipeline.
The number of Last Mile stops grew by 11% year-over-year.
Fourth-Quarter Outlook
RXO expects fourth-quarter 2024 adjusted EBITDA to be between $40 million and $45 million. The company expects fourth-quarter 2024 Brokerage gross margin to be between 12% and 14%.
Conference Call
The company will hold a conference call and webcast on Thursday, November 7 at 7 a.m. Eastern Standard Time. Participants can call in toll-free (from U.S./Canada) at 1-800-549-8228; international callers dial +1-289-819-1520. The conference ID is 82059.
A live webcast of the conference call will be available on the investor relations area of the company’s website, http://investors.rxo.com. A replay of the conference call will be available through November 28, 2024, by calling toll-free (from U.S./Canada) 1-888-660-6264; international callers dial +1-289-819-1325. Use the passcode 82059##. Additionally, the call will be archived on http://investors.rxo.com.
About RXO
RXO (NYSE: RXO) is a leading provider of asset-light transportation solutions. RXO offers tech-enabled truck brokerage services together with complementary solutions including managed transportation and last mile delivery. The company combines massive capacity and cutting-edge technology to move freight efficiently through supply chains across North America. The company is headquartered in Charlotte, N.C. Visit RXO.com for more information and connect with RXO on Facebook, X, LinkedIn, Instagram and YouTube.

RXO 3Q 2024 Earnings Press Release | 2

Media Contact
Nina Reinhardt
nina.reinhardt@rxo.com

Investor Contact
Kevin Sterling
kevin.sterling@rxo.com
RXO 3Q 2024 Earnings Press Release | 3

Non-GAAP Financial Measures
We provide reconciliations of the non-GAAP financial measures contained in this release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.
The non-GAAP financial measures in this release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”); adjusted EBITDA margin; adjusted net income and adjusted diluted earnings per share (“adjusted EPS”); and gross leverage.
We believe that these adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not reflect, or are unrelated to, RXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.
Adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating RXO’s ongoing performance.
We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments that management has determined do not reflect our core operating activities and thereby assist investors with assessing trends in our underlying business. We believe that adjusted net income and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs that management has determined do not reflect our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables, and thereby may assist investors with comparisons to prior periods and assessing trends in our underlying business. We believe that gross leverage is an important measure of our overall liquidity position. Gross leverage is calculated as the principal balance of our total debt as a ratio of trailing twelve months adjusted EBITDA.
With respect to our financial outlook for the fourth quarter of 2024 adjusted EBITDA, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from this non-GAAP measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.
Forward-looking Statements
This release includes forward-looking statements, including statements relating to our 2024 outlook. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "predict," "should," "will," "expect," "project," "forecast," "goal," "outlook," "target,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.
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These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: the effect of the completion of the transaction to acquire Coyote Logistics on the parties' business relationships and business generally; competition and pricing pressures; economic conditions generally; fluctuations in fuel prices; increased carrier prices; severe weather, natural disasters, terrorist attacks or similar incidents that cause material disruptions to our operations or the operations of the third-party carriers and independent contractors with which we contract; our dependence on third-party carriers and independent contractors; labor disputes or organizing efforts affecting our workforce and those of our third-party carriers; legal and regulatory challenges to the status of the third-party carriers with which we contract, and their delivery workers, as independent contractors, rather than employees; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of potential cyber-attacks and information technology or data security breaches; issues related to our intellectual property rights; our ability to access the capital markets and generate sufficient cash flow to satisfy our debt obligations; litigation that may adversely affect our business or reputation; increasingly stringent laws protecting the environment, including transitional risks relating to climate change, that impact our third-party carriers; governmental regulation and political conditions; our ability to attract and retain qualified personnel; our ability to successfully implement our cost and revenue initiatives and other strategies; our ability to successfully manage our growth; our reliance on certain large customers for a significant portion of our revenue; damage to our reputation through unfavorable publicity; our failure to meet performance levels required by our contracts with our customers; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; a determination by the IRS that the distribution or certain related separation transactions should be treated as taxable transactions; and the impact of the separation on our businesses, operations and results. All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

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RXO, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, shares in thousands, except per share amounts)	2024	2023	2024	2023
Revenue	$1,040	$976	$2,883	$2,949
Cost of transportation and services (exclusive of depreciation and amortization)	809	742	2,208	2,224
Direct operating expense (exclusive of depreciation and amortization)	49	59	152	179
Sales, general and administrative expense	149	148	448	445
Depreciation and amortization expense	21	16	54	52
Transaction and integration costs	30	2	38	12
Restructuring costs	2	3	15	12
Operating income (loss)	$(20)	$6	$(32)	$25
Other expense	216	1	217	1
Interest expense, net	6	8	22	24
Income (loss) before income taxes	$(242)	$(3)	$(271)	$—
Income tax provision (benefit)	1	(2)	(6)	(2)
Net income (loss)	$(243)	$(1)	$(265)	$2

Earnings (loss) per share data
Basic	$(1.81)	$(0.01)	$(2.15)	$0.02
Diluted	$(1.81)	$(0.01)	$(2.15)	$0.02

Weighted-average common shares outstanding
Basic	134,095	116,970	123,004	116,823
Diluted	134,095	116,970	123,004	119,415
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RXO, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$55	$5
Accounts receivable, net of $9 and $12 in allowances, respectively	1,138	743
Other current assets	62	48
Total current assets	1,255	796
Long-term assets
Property and equipment, net of $300 and $293 in accumulated depreciation, respectively	175	124
Operating lease assets	333	195
Goodwill	1,027	630
Identifiable intangible assets, net of $130 and $118 in accumulated amortization, respectively	565	68
Other long-term assets	37	12
Total long-term assets	2,137	1,029
Total assets	$3,392	$1,825
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$572	$414
Accrued expenses	262	199
Short-term debt and current maturities of long-term debt	15	3
Short-term operating lease liabilities	75	53
Other current liabilities	23	13
Total current liabilities	947	682
Long-term liabilities
Long-term debt and obligations under finance leases	352	356
Deferred tax liabilities	115	7
Long-term operating lease liabilities	261	146
Other long-term liabilities	65	40
Total long-term liabilities	793	549
Commitments and Contingencies
Equity
Preferred stock, $0.01 par value; 10,000 shares authorized; 0 shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value; 300,000 shares authorized; 160,790 and 117,026 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	2	1
Additional paid-in capital	1,914	590
Retained earnings (Accumulated deficit)	(259)	6
Accumulated other comprehensive loss	(5)	(3)
Total equity	1,652	594
Total liabilities and equity	$3,392	$1,825

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RXO, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2024	2023
Operating activities
Net income (loss)	$(265)	$2
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization expense	54	52
Stock compensation expense	17	16
Deferred tax benefit	(12)	(1)
Deemed non-pro rata distribution	216	—
Other	3	4
Changes in assets and liabilities
Accounts receivable	(8)	114
Other assets	22	(13)
Accounts payable	(47)	(56)
Accrued expenses and other liabilities	15	(48)
Net cash provided by (used in) operating activities	(5)	70
Investing activities
Payment for purchases of property and equipment	(33)	(46)
Business acquisition, net of cash acquired	(1,019)	—
Other	—	(1)
Net cash used in investing activities	(1,052)	(47)
Financing activities
Proceeds from borrowings on revolving credit facilities	203	—
Repayment of borrowings on revolving credit facilities	(193)	—
Proceeds from issuance of common stock and pre-funded warrants	1,125	—
Payment for equity issuance costs	(30)	—
Payment for tax withholdings related to vesting of stock compensation awards	(4)	(12)
Repurchase of common stock	—	(2)
Repayment of debt and finance leases	(3)	(3)
Other	9	—
Net cash provided by (used in) financing activities	1,107	(17)
Effect of exchange rates on cash, cash equivalents and restricted cash	—	—
Net increase in cash, cash equivalents and restricted cash	50	6
Cash, cash equivalents, and restricted cash, beginning of period	5	98
Cash, cash equivalents, and restricted cash, end of period	$55	$104
Supplemental disclosure of cash flow information:
Leased assets obtained in exchange for new operating lease liabilities	$97	$60
Leased assets obtained in exchange for new finance lease liabilities	—	1
Cash paid for income taxes, net	3	25
Cash paid for interest, net	13	18
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RXO, Inc.
Revenue Disaggregated by Service Offering
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Revenue
Truck brokerage	$655	$591	$1,762	$1,748
Last mile	268	256	765	757
Managed transportation	151	163	459	536
Eliminations	(34)	(34)	(103)	(92)
Total	$1,040	$976	$2,883	$2,949
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RXO, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,	Year Ended December 31,
(In millions)	2024	2023	2024	2023	2024 [4]	2023
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(243)	$(1)	$(265)	$2	$(263)	$4
Interest expense, net	6	8	22	24	30	32
Income tax provision (benefit)	1	(2)	(6)	(2)	(4)	—
Depreciation and amortization expense	21	16	54	52	69	67
Transaction and integration costs	30	2	38	12	38	12
Restructuring and other costs (3)	218	3	233	13	237	17
Adjusted EBITDA (1)	$33	$26	$76	$101	$107	$132

Revenue	$1,040	$976	$2,883	$2,949	$3,861	$3,927
Adjusted EBITDA margin (1) (2)	3.2%	2.7%	2.6%	3.4%	2.8%	3.4%

(1)See the “Non-GAAP Financial Measures” section of the press release.
(2)Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.
(3)Other for the three, nine and trailing twelve months ended September 30, 2024 reflects a one-time charge of $216 million representing a deemed non-pro rata distribution in connection with the private placement common stock issuance completed in August 2024.
(4)Trailing twelve months ended September 30, 2024 is calculated as the nine months ended September 30, 2024 plus the twelve months ended December 31, 2023 less the nine months ended September 30, 2023.

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RXO, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, shares in thousands, except per share amounts)	2024	2023	2024	2023
Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Diluted Earnings Per Share
Net income (loss)	$(243)	$(1)	$(265)	$2
Amortization of intangible assets	5	4	11	10
Transaction and integration costs	30	2	38	12
Restructuring and other costs (3)	218	3	233	13
Income tax associated with adjustments above (1)	(3)	(2)	(10)	(8)
Adjusted net income (2)	$7	$6	$7	$29

Adjusted diluted earnings per share (2)	$0.05	$0.05	$0.06	$0.24

Weighted-average shares outstanding
Diluted	136,968	119,416	125,536	119,415

(1)The tax impact of non-GAAP adjustments represents the tax expense calculated using the applicable statutory tax rate that would have been incurred had these adjustments been excluded from net income (loss). Our estimated tax rate on non-GAAP adjustments may differ from our GAAP tax rate due to differences in the methodologies applied.
(2)See the “Non-GAAP Financial Measures” section of the press release.
(3)Other for the three and nine months ended September 30, 2024 reflects a one-time charge of $216 million representing a deemed non-pro rata distribution in connection with the private placement common stock issuance completed in August 2024.
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RXO, Inc.
Calculation of Gross Margin and Gross Margin as a Percentage of Revenue
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2024	2023	2024	2023
Revenue
Truck brokerage	$655	$591	$1,762	$1,748
Complementary services (1)	419	419	1,224	1,293
Eliminations	(34)	(34)	(103)	(92)
Revenue	$1,040	$976	$2,883	$2,949

Cost of transportation and services (exclusive of depreciation and amortization)
Truck brokerage	$564	$501	$1,510	$1,474
Complementary services (1)	279	275	801	842
Eliminations	(34)	(34)	(103)	(92)
Cost of transportation and services (exclusive of depreciation and amortization)	$809	$742	$2,208	$2,224

Direct operating expense (exclusive of depreciation and amortization)
Truck brokerage	$1	$1	$1	$1
Complementary services (1)	48	58	151	178
Direct operating expense (exclusive of depreciation and amortization)	$49	$59	$152	$179

Direct depreciation and amortization expense
Truck brokerage	$—	$—	$1	$—
Complementary services (1)	2	2	6	5
Direct depreciation and amortization expense	$2	$2	$7	$5

Gross margin
Truck brokerage	$90	$89	$250	$273
Complementary services (1)	90	84	266	268
Gross margin	$180	$173	$516	$541

Gross margin as a percentage of revenue
Truck brokerage	13.7%	15.1%	14.2%	15.6%
Complementary services (1)	21.5%	20.0%	21.7%	20.7%
Gross margin as a percentage of revenue	17.3%	17.7%	17.9%	18.3%

(1)Complementary services include last mile and managed transportation services.
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RXO, Inc.
Reconciliation of Bank Adjusted EBITDA; Calculation of Gross Leverage
(Unaudited)

September 30,
(Dollars in millions)	2024
Reconciliation of bank adjusted EBITDA
Adjusted EBITDA (1) (2) for the trailing twelve months ended September 30, 2024	$107
Adjustments per credit agreement (3) for the trailing twelve months ended September 30, 2024	25
Expected synergies associated with Coyote acquisition	40
Coyote Adjusted EBITDA for the period October 1, 2023 thru September 15, 2024	66
Bank adjusted EBITDA	238

Expected synergies associated with Coyote acquisition	(40)
Coyote Adjusted EBITDA for the period October 1, 2023 thru September 15, 2024	(66)
Coyote Adjusted EBITDA for the period September 16, 2024 thru September 30, 2024	(2)
Bank adjusted EBITDA - legacy RXO	130

Calculation of gross leverage
Total debt, principal balance and other	$388
Bank adjusted EBITDA	238
Gross leverage (1)	1.6x

Calculation of gross leverage - legacy RXO
Total debt, principal balance and other	$388
Bank adjusted EBITDA - legacy RXO	130
Gross leverage (1) - legacy RXO	3.0x

(1)See the “Non-GAAP Financial Measures” section of the press release.
(2)See Reconciliation of Net Income (Loss) to Adjusted EBITDA.
(3)Represents stock compensation expense and other non-recurring items included in Sales, general and administrative expense.

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